EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly M. Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
SECOND QUARTER RESULTS

GREENVILLE, S.C. (October 23, 2008) – World Acceptance Corporation (NASDAQ: WRLD) today reported a 16.8% increase in gross loan balances, a 14.4% increase in revenues, a 1.9% increase in net income and an 8.3% increase in diluted earnings per share for its second fiscal quarter ended September 30, 2008, compared with the corresponding quarter of the prior fiscal year.

Net income for the second quarter rose to $10.7 million, a 1.9% increase over the $10.5 million for the second quarter of fiscal 2008. Diluted earnings per share increased 8.3% to $0.65 for the current quarter from $0.60 for the prior year quarter.

“World Acceptance’s revenues benefited from continued growth in our loan portfolio and the contribution from offices opened and acquired since last year,” stated Sandy McLean, CEO of World Acceptance Corporation. “Gross loans outstanding at September 30, 2008, grew to $667.2 million, a 16.8% increase over the $571.3 million outstanding at September 30, 2007, and an 11.3% increase since the beginning of the fiscal year.

”Loan demand increased in the second quarter sequentially over the first quarter of this fiscal year and was up 15.6% to over $484.8 million compared with the second quarter of last year. Our loan growth rate is up from the 11.1% year-over-year increase in volume experienced in the June quarter,” McLean said.

Provision for loan losses increased 26.6% to $23.3 million, up from $18.4 million in the second quarter of last year. Net charge-offs as a percentage of average net loans increased to 17.0% on an annualized basis during the most recent quarter from 15.3% in the same quarter of last fiscal year. McLean stated, “This 1.7 percentage point increase in charge offs since last year is similar to the 1.8 percentage point increase experienced in the first quarter of this year. While higher than historical averages, it remains within reasonable ranges in light of current economic conditions.

”We continue to monitor closely the loan portfolio in light of the softening economy. At this time, however, we do not expect to see our loss ratios improve for the remainder of the fiscal year,” McLean concluded.

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WRLD Reports Second Quarter Results

October 23, 2008

Total general and administrative expenses increased by 15.4% compared with the second quarter of last year. The increase was due to higher expenses to support 90 net new offices opened or acquired since September 30, 2007, and contributed to general and administrative expenses increasing slightly to 52.7% of total revenues compared with 52.3% during the second quarter of the prior fiscal year.

Other key return ratios for the second quarter included an 8.3% return on average assets (annualized) and an annualized return on average equity of 16.9%.

Six-Month Results

For the first six-months of the fiscal year, net income was $22.7 million, or $1.37 per diluted share, representing a 6.6% increase in net earnings and a 14.2% increase in earnings per share over the $21.3 million, or $1.20 per diluted share, for the prior year six-month period. Total revenues for the first six-months of fiscal 2009 were $180.1 million, a 15.0% increase over the $156.6 million during the corresponding period of the previous year. Net charge-offs increased $8.7 million compared to the prior year first six-months. Net-charge-offs as a percent of average net loans were 15.8% compared to 14.0% during the prior year six-month period.

During the first six-months of the fiscal year, the Company opened 62 offices, acquired eight offices and closed one office, resulting in a total of 907 offices at September 30, 2008.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 907 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. Interested parties may participate in this call by dialing 1-877-874-1567. A simulcast of the conference call is also available at http://tinyurl.com/6mwtee or www.streetevents.com. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Second Quarter Results

October 23, 2008

World Acceptance Corporation

Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest & fees	$80,054	$69,706	$156,403	$135,095
Insurance & other	11,667	10,492	23,739	21,492
Total revenues	91,721	80,198	180,142	156,587
Expenses:
Provision for loan losses	23,307	18,416	41,164	32,632
General and administrative expenses
Personnel	31,200	27,891	64,516	56,747
Occupancy & equipment	6,478	5,368	12,532	10,301
Data processing	581	640	1,170	1,190
Advertising	2,532	2,278	5,241	4,730
Intangible amortization	623	638	1,224	1,253
Other	6,965	5,115	12,486	9,901
	48,379	41,930	97,169	84,122
Interest expense	2,749	2,932	5,229	5,268
Total expenses	74,435	63,278	143,562	122,022
Income before taxes	17,286	16,920	36,580	34,565
Income taxes	6,622	6,454	13,865	13,249
Net income	$10,664	$10,466	$22,715	$21,316
Diluted earnings per share	$0.65	$0.60	$1.37	$1.20
Diluted weighted average shares outstanding	16,493	17,523	16,535	17,728

Consolidated Balance Sheets

 (unaudited and in thousands)

	September 30,	March 31,	September 30,
	2008	2008	2007
ASSETS
Cash	$8,070	$7,590	$5,863
Gross loans receivable	667,179	599,509	571,319
Less: Unearned interest & fees	(175,251)	(154,418)	(148,654)
Allowance for loan losses	(38,121)	(33,526)	(32,269)
Loans receivable, net	453,807	411,565	390,396
Property and equipment, net	22,970	18,654	16,937
Deferred income taxes	18,387	22,133	19,648
Goodwill	5,384	5,353	5,333
Intangibles	9,927	9,997	10,907
Other assets	9,795	10,818	9,890
	$528,340	$486,110	$458,974

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	256,700	214,900	225,400
Income tax payable	239	18,039	1,605
Accounts payable and accrued expenses	16,406	18,866	13,471
Total liabilities	273,345	251,805	240,476
Shareholders' equity	254,995	234,305	218,498
	$528,340	$486,110	$458,974

MORE

WRLD Reports Second Quarter Results

October 23, 2008

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Expenses as a percent of total revenues:
Provision for loan losses	25.4%	23.0%	22.9%	20.8%
General and administrative expenses	52.7%	52.3%	53.9%	53.7%
Interest expense	3.0%	3.7%	2.9%	3.4%

Average gross loans receivable	$653,671	$560,689	$634,097	$543,034

Average loans receivable	$482,130	$414,590	$468,316	$402,465

Loan volume	$484,806	$419,261	$945,457	$833,750

Net charge-offs as percent of average loans	17.0%	15.3%	15.8%	14.0%

Return on average assets	8.3%	9.3%	9.0%	9.7%

Return on average equity	16.9%	18.8%	18.4%	19.3%

Offices opened (closed) during the period, net	35	35	69	85

Offices open at end of period	907	817	907	817

END